THE COMPANIES ACT (2023 REVISION)

EXEMPTED COMPANY LIMITED BY SHARES

FORBES HARE
TRUST COMPANY

MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

Blue Water Acquisition Corp. III

EXEMPTED Company Registered and filed as No. 415322 On 01-Nov-2024

Assistant Registrar

THE COMPANIES ACT (2023 REVISION)

EXEMPTED COMPANY LIMITED BY SHARES

MEMORANDUM OF ASSOCIATION

OF

BLUE WATER ACQUISITION CORP. III

(the "Company")

1. The name of the Company is **Blue Water Acquisition Corp. III**.

2. The registered office of the Company will be situate at the offices of **Forbes Hare Trust Company Limited, Cassia Court, Suite 716, 10 Market Street, Camana Bay, Grand Cayman KY1-9006, Cayman Islands**, or at such other place as the Directors may determine.

3. The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by any law as provided by Section 7(4) of the Companies Act (2023 Revision). PROVIDED THAT the Company shall only carry on the businesses for which a license is required under the laws of the Cayman Islands when so licensed under the terms of such laws.

4. The Company shall have and be capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit as provided by Section 27(2) of the Companies Act (2023 Revision).

5. The Company will not trade in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the Company carried on outside the Cayman Islands; Provided that nothing in this section shall be construed as to prevent the Company effecting and concluding contracts in the Cayman Islands, and exercising in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands.

6. The liability of the members is limited to the amount, if any, unpaid on the shares respectively held by them.

7. THE AUTHORISED SHARE CAPITAL of the Company is Fifty Thousand United States Dollars (US$50,000.00) divided into divided into Four Hundred and Eighty-Five Million (485,000,000) Class A Ordinary Shares of a nominal or par value of US$0.0001 each, Ten Million (10,000,000) Class B Ordinary Shares of a nominal or par value of US$0.0001 each and Five Million (5,000,000) Preferred Shares of a nominal or par value of US$0.0001 each provided always that subject to the provisions of the Companies Act (2023 Revision) and the Articles of Association of the Company, the Company shall have power to redeem or purchase any of its shares and to sub-divide or consolidate the said shares or any of them and to issue all or any part of its capital whether original, redeemed, increased or reduced with or without any preference, priority or special

privilege or subject to any postponement of rights or to any conditions or restrictions whatsoever and so that unless the conditions of issue shall otherwise expressly provide every issue whether stated to be Class A Ordinary, Class B Ordinary, Preferred or otherwise shall be subject to the powers on the part of the Company hereinbefore contained.

8. The Company shall not have the power to issue shares to bearer.

9. The Nature of Business of the Company is Special Purpose Acquisition Company.

10. The Financial Year End of the Company is 31 December of the calendar year.

11. The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

12. Capitalised terms that are not defined in this Memorandum of Association bear the respective meaning given to them in the Articles of Association of the Company.

We, the undersigned, whose name, address and description are subscribed below, are desirous of being formed into a Company in pursuance of this Memorandum of Association and agree to take the number of shares in the capital of the Company set opposite our name.

NAME, ADDRESS & DESCRIPTION OF SUBSCRIBER	**NUMBER OF SHARES TAKEN BY EACH SUBSCRIBER**
FORBES HARE TRUST COMPANY LIMITED CASSIA COURT SUITE 716, 10 MARKET STREET CAMANA BAY, GRAND CAYMAN CAYMAN ISLANDS	**1 Class B Ordinary Share**

J. Barry Smith
Authorised Signatory

John Lorimer
Authorised Signatory

TOTAL SHARES TAKEN 1 Class B Ordinary

Dated this November 1st, 2024

Witness to the above signature:

Mary Austin
CASSIA COURT
SUITE 716, 10 MARKET STREET
CAMANA BAY, GRAND CAYMAN
CAYMAN ISLANDS